EXHIBIT 16.1

Moore & Associates Chartered

Accountants and Advisors

PCAOB Registered Moore & Associates Chartered

Accountants and Advisors

PCAOB Registered

Office of the Chief Accountant

US Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 of Form 8-K dated April 11, 2008 of Blue Mountain Resources, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Moore & Associates Chartered

Moore & Associates Chartered
Las Vegas, Nevada